Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of WEX Inc., and the effectiveness of WEX Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) dated March 18, 2019, appearing in the Annual Report on Form 10-K of WEX Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 17, 2019